Exhibit 99.1

April 2, 2018
6:26 am PDT

ASGN Incorporated Closes Acquisition of ECS Federal, LLC
Acquisition Expected to be Accretive to Adjusted EPS
On Assignment officially changes name to ASGN Incorporated
CALABASAS, Calif., April 2, 2018 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, creative/digital, engineering, life sciences and government sectors, announced today the completion of its acquisition of ECS Federal, LLC (ECS) for a total cash consideration of $775 million. ECS will continue to operate under the ECS brand name and will also operate as a separate segment of ASGN. The President of ECS, George Wilson, and the current ECS leadership team will continue to execute the strategy and oversee the day-to-day operations of the business.
“We’re excited by the combination of ASGN and ECS,” said Peter Dameris, CEO of ASGN.
The addition of ECS’ government services solutions to our business portfolio will complement and elevate our statement of work offerings and provide us access to the $130 billion federal IT services market. As we look ahead, our mission as an organization is to be the premier provider of highly skilled human capital that will drive the economy into the next generation.”
In connection with the acquisition and to fund the purchase consideration, ASGN amended its existing credit facility. The amended credit facility consists of (i) a $200.0 million five-year revolving credit facility (undrawn at close) which bears interest at LIBOR plus 1.25 to 2.25 percent, based on ASGN’s applicable leverage ratio, and (ii) term B loans totaling $1.4 billion (all of which is outstanding at closing), consisting of two tranches: (a) a $578.0 million tranche maturing on June 5, 2022, and (b) an $822.0 million tranche maturing on April 2, 2025. The term B loans bear interest at LIBOR plus 2.0 percent. At closing, the company’s leverage ratio (ratio of debt to trailing 12-month pro forma Adjusted EBITDA) was approximately 3.67 to 1. Wells Fargo Bank, National Association, served as the administrative agent for the amendment to the credit facility.
For income tax reporting purposes, the acquisition was treated as an asset purchase, resulting in a step up in the tax basis in the intangibles assets acquired. This “step-up” in tax basis is expected to result in an annual cash income tax savings of approximately $12 million ($9 million of which relates to amortization of goodwill and trademarks) over the next 15 years from the amortization of these assets for income tax purposes.
In connection with the closing, ASGN granted restricted stock unit awards to 54 ECS employees covering approximately 162,000 shares. Of these, George Wilson and another employee were each granted an award as described below. If applicable performance targets are met and subject to continued service to the company, the grants will vest as follows: (a) for 60 percent of the award, one-half on the second anniversary of the grant date, and 25 percent on each of the third and fourth anniversaries of the grant date, and (b) for the remaining 40 percent of the award, in equal installments on the first, second, and third annual anniversaries of the grant date. The awards granted to the other ECS employees will vest, subject to the employee’s continued service, (x) as to 40 percent of the award, over four years with 50 percent of each award vesting on the second anniversary of the closing and 25 percent of such portion vesting on each of the third and fourth anniversaries of the grant date, and (y) as to 60 percent of the award, in 12 substantially equal installments on each quarterly anniversary of April 1, 2019, and further subject to ECS’ achievement of a 2018 performance target. The restricted stock unit awards were granted to the ECS employees as employment inducement awards pursuant to New York Stock Exchange rules.
Concurrent with the acquisition, On Assignment changed its name to ASGN Incorporated to better reflect the combined company’s business.

About ECS
ECS is a leading information technology provider delivering solutions in cloud, cybersecurity, software development, IT modernization, and science and engineering. The company's highly skilled teams approach and solve critical, complex challenges for customers across the U.S. public sector, defense, and commercial industries. ECS maintains partnerships with leading cloud and cybersecurity technology providers and holds specialized certifications in their technologies. Founded in 2001 and headquartered in Fairfax, Virginia, ECS has more than 2,400 employees throughout the United States and has been recognized as a Top Workplace by The Washington Post for the last four years. For more information, visit www.ECStech.com.
About ASGN Incorporated
ASGN Incorporated, formerly known as On Assignment, Inc. (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, creative/digital, engineering, life sciences and government sectors. Our mission as an organization is to be the premier provider of highly skilled human capital targeting critical STEM skill sets that will drive the economy in the years ahead. Through an integrated suite of professional staffing and IT solutions, ASGN improves productivity and utilization among leading corporate enterprises and government organizations.
Due to our companies’ achievements, we are viewed as best in class across multiple industries and have built an outstanding reputation of excellence over the past 33 years.
ASGN is based in Calabasas, California, and has over 156 branch offices across the United States, Canada and Europe. For more information, visit us at www.asgn.com.
Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward looking statements include statements regarding the anticipated financial and operating performance of the Company and the combined company.
All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018 and our press releases on January 31, 2018 and February 14, 2018. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.
Contact:
ASGN Incorporated
Investor Inquiries:
Ed Pierce, 818-878-7900
Chief Financial Officer